Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Equity Incentive Plan and 2009 Stock Incentive Plan of Recon Technology, Ltd. of our report dated September 25, 2015 with respect to the consolidated financial statements of Recon Technology, Ltd. for the years ended June 30, 2015 and 2014 appearing in Recon Technology, Ltd.’s Annual Report on Form 10-K for the year ended June 30, 2015, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts.”

/s/ Friedman LLP

Friedman LLP,

September 13, 2016